Exhibit (a)(5)(I)

You may have noticed that earlier today Infoblox and Vista filed their tender offer documents relating to the proposed acquisition of Infoblox by Vista. We encourage you to review those documents (which are available at <link to SEC Edgar filing>), but in the meantime below is an FAQ that may answer some questions you may have:

Tender Offer Q&A

1.	What is a tender offer? Why is this happening?

•	This is the next step in our recently announced agreement to be acquired by Vista Equity Partners.

•	A tender offer is an offer to purchase some or all of stockholders’ shares in a corporation, and is a mechanism that companies commonly implement to execute a merger.

2.	What is “India Merger Sub”? I thought we were being acquired by Vista.

•	We are being acquired by Vista.

•	India Merger Sub is an affiliate of Vista, which was formed for the purpose of logistically completing this transaction. India Merger Sub will be merged with and into Infoblox, with Infoblox as the surviving corporation, so customer, partner and vendor contracts with Infoblox remain with the Infoblox legal entity.

3.	How does the commencement of this offer affect me?

•	If you own Infoblox shares, you can choose whether or not to tender them.

•	Otherwise, it’s business as usual. Nothing about our day to day responsibilities will change until the close of the transaction.

4.	How do I tender my shares?

•	Please refer to the tender offer materials filed with the SEC, which will be sent to all stockholders.

•	Also, stockholders may call Innisfree toll-free at (888) 750-5834 and banks and brokers may call Innisfree at (212) 750-5833 if there are any questions or if you need any help with this process.

5.	When does the tender offer expire?

•	12:00 midnight, New York City time, at the end of November 4, 2016, unless the offer is extended or terminated.

6.	Given the tender process began on Friday, October 7th, when do you expect the deal to close?

•	We continue to believe the deal will close in the fiscal second quarter, subject to the outcome of the offer and other customary closing conditions.

7.	What will happen to my stock options in the tender offer and merger?

•	If the merger is consummated, all unexpired, unexercised, outstanding options – vested or unvested – will be cancelled and automatically converted into the right to receive an amount in cash equal to the aggregate number of shares subject to the option, multiplied by the excess of the $26.50 offer price over the applicable exercise price, subject to any applicable withholding or taxes. Payment will be made through the company payroll system as soon as reasonably practicable following the closing date.

•	If the exercise price of any option is equal to or greater than the $26.50 offer price, the option will be cancelled and terminated.

8.	Can I exercise my options prior to the closing of the offer?

•	Yes, but if you want to exercise prior to closing and receive payment for your shares upon closing, you will need to exercise your options and pay the exercise price by October 31, 2016, so that Infoblox can process your exercise in time. Infoblox will “freeze” option transactions following the close of market on October 31, 2016 so that the transactions can be processed in time.

•	Otherwise, if you continue to hold your options, you will be paid through the company payroll system as soon as reasonably practicable following the closing date.

9.	What will happen to my unvested restricted stock units (“RSUs”) in the tender offer and merger?

•	For unvested RSUs:

•	50% of the aggregate number of unvested RSUs from all grants you currently hold will be accelerated and paid out at closing at $26.50 per share less tax withholdings. Payment will be made through the company payroll system as soon as reasonably practicable following the closing date.

•	50% will convert to cash at closing at $26.50 per share but remain subject to their current vesting schedule for purposes of payout. In other words, so long as you remain employed by the company, the cash will vest and be payable at the same time and on the same vesting schedule as previously applied to the RSUs before their conversion to cash, subject to any applicable withholding or taxes.

•	The 50% of the unvested RSUs that get paid out at closing are the 50% that are scheduled to vest the earliest after closing.

10.	I am a participant in the Employee Stock Purchase Plan (ESPP). What happens with the ESPP shares I previously purchased which I haven’t already sold?

•	If you still own shares you purchased via ESPP, you can choose whether or not to tender them.

•	Further direction and details can be found in the tender offer materials filed with the SEC, which will be sent to all stockholders.

•	Also, stockholders may call Innisfree toll-free at (888) 750-5834 and banks and brokers may call Innisfree at (212) 750-5833 if there are any questions or if you need any help with this process.

11.	I am a participant in the ESPP. What happens with my current ESPP contributions?

•	The last purchase under the ESPP will occur on the second business day immediately preceding the closing. All participant contributions then in the ESPP will be used to purchase shares on such date in accordance with the terms of the ESPP as if such date was the last date of the ESPP offering period.

•	Upon closing, such purchased shares will be cancelled and automatically converted into the right to receive an amount in cash equal to the $26.50 per share offer price multiplied by the number of shares.

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Forward Looking Statements

All statements in this communication that are not statements of historical fact are forward looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Infoblox’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Infoblox will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Infoblox to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on Infoblox’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from Infoblox’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in Infoblox’s filings with the Securities and Exchange Commission (“SEC”), which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Additional Information and Where to Find It

This communication is not a recommendation or an offer to purchase or a solicitation of an offer to sell shares of Infoblox Inc. The solicitation and the offer to buy shares of Infoblox shares has been made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, form of letter of transmittal and related tender offer documents, as filed with the SEC on October 7, 2016. In addition, Infoblox has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer. Infoblox, Delta Holdco, LLC and India Merger Sub, Inc. have mailed these documents to the stockholders of Infoblox. Stockholders of Infoblox are able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov. In addition, the Solicitation/Recommendation Statement and the other documents filed by Infoblox with the SEC will be made available to all stockholders of Infoblox free of charge at http://ir.infoblox.com.

STOCKHOLDERS OF INFOBLOX ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.